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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No. 2)

    Filed by the Registrant / /
    Filed by a party other than the Registrant /X/

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         14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   AAON, INC.
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                (Name of Registrant as Specified In Its Charter)

                          Bay Harbour Management, L.C.
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear AAON shareholder:

As you may be aware, we are nominating Steven A. Van Dyke to the AAON Board of Directors in order to insure that the Board will be better focused on increasing shareholder value. If you sign our GOLD, proxy card, your shares will also be voted for Anthony Pantaleoni, one of the company's two nominees. In addition, we are proposing a set of amendments to the AAON by-laws to reverse limitations on shareholder rights enacted over the last two years by the current Board and to prevent further encroachment on shareholder rights.

We agree that management has done an adequate job in improving operations, and if AAON were a private company, that might be all that was important. However, AAON is a public company, and value creation for YOU, the owners, is demonstrated through share price increases. Contrary to the impression given by management's proxy, we believe the stock price has not increased. The AAON stock price has been flat for the past year and has actually decreased over the past five years. While failing to raise the stock price in this period, the Board has passed a series of by-law amendments restricting and impeding shareholder rights without shareholder approval thereby reducing the shareholders' ability to influence company policy.

Now, you have the opportunity to send the AAON Board a message to focus on improving shareholder value and stop encroaching on shareholder rights.

    SEND IN THE GOLD PROXY CARD AND VOTE IN FAVOR OF OUR PROPOSALS TO ELECT
       STEVEN A. VAN DYKE TO THE AAON BOARD AND TO AMEND THE AAON BYLAWS

      BY SIGNING THE ENCLOSED GOLD PROXY CARD, YOU WILL ALSO BE VOTING FOR
               ANTHONY PANTALEONI, ONE OF THE COMPANY'S NOMINEES

Contrary to the impression given by management's proxy statement, we believe that AAON's stock has NOT performed. In fact, although 1998 net income was 70% greater than in 1997, AAON's stock price actually DECREASED 10% during the first two months of this year - until articles about Bay Harbour's opposition to the poison pill adopted by the company appeared in the TULSA WORLD. Subsequently, the stock increased 18%, an event which we believe was caused by the market's perception that Bay Harbour would actively work to have the company attempt to increase shareholder value. However, even including this "Bay Harbour premium", the stock price is virtually unchanged over the last twelve months. Perhaps more telling is the fact that if you had invested in AAON five years ago, you would have a negative return today, i.e., you would have lost money. The stock price five years ago was substantially greater than the stock price today.

We believe that one reason management and the current Board have not been successful at increasing the stock price is that the limitations on shareholder corporate governance rights and the anti-takeover defenses adopted by the Board have had a detrimental effect on the stock price. For example, in February of this year, the Board instituted a poison pill and the stock price dropped 13% over the following week. In addition, over the last two years, the Board eliminated shareholders' ability to elect a new board majority at each annual meeting and shareholders' ability to act by written consent, both rights which shareholders have had for most of AAON's corporate life. None of these actions was submitted to a shareholder vote.

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In running Mr. Van Dyke for the Board, we are only seeking to replace a single existing director. That director, William A. Bowen, currently oversees finance for the company, yet in a rather unusual arrangement, lives in South Carolina. By signing our GOLD proxy card, you will be voting for the other company nominee, Mr. Pantaleoni, as well as Mr. Van Dyke.

In arguing against Mr. Van Dyke's election to the Board, the management proxy statement claims that Mr. Van Dyke lacks relevant commercial experience. What the AAON Board needs, however, is not another expert in HVAC manufacturing, but rather someone who will lead the effort in creating value for shareholders. We believe that Mr. Van Dyke is an expert in financial matters who has helped create value for shareholders in previous situations. For example, as a director of Spreckels Industries, Inc. in 1996, Mr. Van Dyke was instrumental in convincing the board to hire an investment bank to pursue a sale of the company. Spreckels was sold for $24 a share under an agreement signed in October of 1996, representing a premium of more than 75% above the market price of the stock in January of that year.

If elected, Mr. Van Dyke will work to improve AAON's standing with the investment community; this may involve strengthening the company's investor relations programs and personally participating in this effort. In addition, Mr. Van Dyke will seek to identify transactions and pursue strategic acquisitions that would enhance shareholder value. This may include acquisitions by AAON or an acquisition of AAON; however, we are not in favor of AAON entering into a strategic transaction valuing AAON at less than its intrinsic value. Given our large AAON ownership stake (15%), we believe our interests to be aligned with yours, those of the other shareholders.

                          VOTE THE ENCLOSED GOLD PROXY
                   TO MAXIMIZE THE VALUE OF YOUR AAON SHARES

         THE LATEST DATED PROXY CARD SUPERSEDES ALL PRIOR PROXY CARDS

                      IT'S NOT TOO LATE TO GIVE US A PROXY
           EVEN IF YOU HAVE ALREADY SENT A PROXY CARD TO MANAGEMENT

For further details and information, we encourage you to read the enclosed proxy statement carefully.

If you have any questions about the issues discussed or about voting your shares, please contact MacKenzie Partners, Inc., which is assisting us with this election contest, toll free at (800) 322-2885 or call Peter Wainman of Bay Harbour at (212) 753-7538.

We appreciate your consideration and your support of our nominee and proposals.

Sincerely,

/s/ Steven A. Van Dyke                       /s/ Douglas Teitelbaum

Steven A. Van Dyke                           Douglas Teitelbaum
Founder and Managing Principal               Managing Principal

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